CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of our report dated August 16, 2017 with respect to the audited balance sheet of Acasys Capital, Inc. (the Company) as of June 30, 2017, and the related statements of operations, changes in stockholders’ deficit and cash flow for the period from May 22, 2017 (Inception) through June 30, 2017. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

August 16, 2017